Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Insured California Dividend
Advantage Municipal Fund
333-58702
811-09449

A special meeting of the shareholders of the Nuveen Insured California Dividend
Advantage Municipal Fund was held on July
26, 2005.

The purpose of the meeting was to approve a new Investment Management Agreement:

The number of shares voted in the
affirmative:
14,907,808 and
the number of negative votes:  76,783

Proxy materials are herein incorporated by reference to the SEC filing on June 20, 2005, under Conformed Submission Type DEF 14A, accession number 0000950137-05-007527.